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                                      news

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FINANCIAL
RELATIONS BOARD


COACTIVE MARKETING GROUP                FINANCIAL RELATIONS BOARD
------------------------                -------------------------

Donald A. Bernard                       Marilynn Meek - General, 212-445-8451
Executive Vice President                Susan Garland - Analysts, 212-445-8458
 & Chief Financial Officer
516-622-2830


                         COACTIVE MARKETING GROUP, INC.
                  TO REPORT LOSS FOR FISCAL THIRD QUARTER 2004

Great Neck, NY, January 26, 2004 -- CoActive Marketing Group, Inc. (Nasdaq:SmallCap: CMKG), an independent full service marketing, sales promotion and interactive service company, announced today that the Company will report a significant net loss for its third fiscal quarter ended December 31, 2003. The Company previously announced that it expected to report a profit for its third fiscal quarter that would be substantially improved as compared to profit for its second quarter, in which net income was $231,139, or $0.05 per basic share and $0.04 per diluted share, but marginally down from the $0.15 per diluted share for the prior year's quarter ended December 31, 2002. The company also announced that while it expects to be profitable for the full fiscal year ending March 31, 2004, it does not expect to meet the guidance previously provided for the fiscal year.

The third quarter loss is primarily attributable to lower than anticipated sales during the quarter, resulting from a delay in the execution of sizable client contracts which the Company had anticipated being signed in the third quarter. However, the Company currently anticipates that revenues related to these contracts previously expected to have been recognized in its third fiscal quarter will instead be realized in the current quarter. As a result, President John Benfield stated, "The Company continues to expect to report an exceptionally strong fourth quarter. As previously communicated the project nature of our business can result in a "lumpy" performance from quarter to quarter although in this case, more so than would be typically expected." He continued, "Our book of business for the fourth quarter is strong and it will be further bolstered with the contracts that have slipped from the third quarter into the fourth."

As a result of its third quarter performance, the Company is currently not in compliance with the financial covenants under its bank loan agreement. The Company anticipates that the bank will grant it a waiver with respect to such non-compliance, although there can by no assurance that such waiver will be obtained. The Company expects to be in compliance with such covenants with respect to its fourth quarter results.

The Company also announced that a director, who is the chief executive officer of one of its subsidiaries, recently purchased from the Company 150,000 shares of a newly designated class of the Company's Preferred Stock for an aggregate purchase price of $600,000. Each share of such Preferred Stock is convertible at

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any time at the option of the holder into one share of the Company's common stock. In the event the Company consummates a private placement of its securities within six months from the purchase date of such Preferred Stock, such Preferred Stock will be converted into the securities sold by the Company in the private placement on the same terms and conditions as generally apply to the investors in the private placement.

The Preferred Stock sold has not been, and any securities that may be sold in a private placement will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from applicable registration requirements.

CoActive Marketing Group, Inc. is a full-service marketing, sales promotion, and interactive services company that develops and manages integrated marketing, sales and promotional programs at both national and local levels for consumer product companies. The programs are geared towards growing incremental sales and profits by identifying and addressing key trade, sales and consumer trends.

This press release includes statements, which constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements reflect the current views of the Company with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 under "Risk Factors," including but not limited to "Unpredictable Revenue Patterns," "Competition," "Customers," "Dependence on Key Personnel," "Expansion Risk," "Control by Executive Officers," and "Outstanding Indebtedness, Security Interest." The Form 10-K may be obtained by accessing the database maintained by the Securities and Exchange Commission at http://www.sec.gov

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